Resolutions Adopted by the Board of Directors

of the Artisan Funds, Inc. on May 10, 2006

WHEREAS, the officers of Artisan Funds, Inc. (“Artisan Funds”) have taken action to cause Artisan Funds to be insured against loss arising from larceny or embezzlement under a registered management investment company bond issued by Great American Insurance Company, Bond No. FS 263-84-52-05 (the “Bond”) insuring Artisan Funds jointly with Artisan Partners Limited Partnership and Artisan Distributors LLC in the amount of $7,500,000 per occurrence;

WHEREAS, the board of directors has considered the adequacy of the Bond with due consideration to (i) the amount and type of coverage to be provided by the Bond, (ii) the aggregate value of the assets of Artisan Funds to which any person covered by the Bond may have access, (iii) the types and terms of the arrangements made by Artisan Funds for the custody and safekeeping of its assets, (iv) the nature and method of conducting Artisan Funds’ operations, (v) the nature of the securities in Artisan Funds’ portfolios and (vi) the accounting procedures and controls of Artisan Funds; and

WHEREAS, the board of directors has considered the allocation of premium on the Bond to Artisan Funds pursuant to the Second Amended and Restated Fidelity Bond Allocation Agreement dated as of May 5, 2005 among Artisan Funds, Artisan Partners Limited Partnership and Artisan Distributors LLC (the “Agreement”), including the number of other insureds, the nature of the business activities of the other insureds, the amount of the Bond, the amount of the premium for the Bond, the proposed allocation of the premium, and the extent to which the share of the premium allocated to Artisan Funds is less than the premium Artisan Funds would be required to pay to carry a single-insured bond in the same amount;

RESOLVED, that $7,500,000 per occurrence, with primary coverage allocated to Artisan Funds of $2,500,000, is determined to be a reasonable amount of fidelity bond coverage to be maintained by Artisan Funds in accordance with Section 17(g) of, and Rule 17g-1 under, the Investment Company Act of 1940;

RESOLVED FURTHER, that the form of registered management investment company bond of Great American Insurance Company, Bond No. FS 263-84-52-05, under which Artisan Funds is insured for the period from 12:01 a.m. March 27, 2006 through 12:01 a.m. March 27, 2007 is ratified and approved;

RESOLVED FURTHER, that the allocations of the premium for and proceeds of recovery under the Bond in the Agreement as presented to this meeting and described in the Agreement are equitable to Artisan Funds; and

RESOLVED FURTHER, that an appropriate officer of Artisan Funds is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the Investment Company Act.

Resolutions Adopted by the Board of Directors

of the Artisan Funds, Inc. on November 10, 2006

WHEREAS, the officers of Artisan Funds, Inc. (“Artisan Funds”) have taken action to cause Artisan Funds to be insured against loss arising from larceny or embezzlement under a registered management investment company bond issued by Great American Insurance Company, Bond No. FS 263-84-52-05 (the “Bond”) insuring Artisan Funds jointly with Artisan Partners Limited Partnership and Artisan Distributors LLC in the amount of $7,500,000 per occurrence; and

WHEREAS, Artisan Partners has requested that Artisan Special Equity Fund LP and Artisan Special Equity GP LLC (which entities, together with Artisan Partners and Artisan Distributors, are collectively referred to as the “Artisan Entities”) also participate as insureds under the current Bond; and

WHEREAS, the board of directors has considered the allocation of the premium on the Bond to Artisan Funds pursuant to the Third Amended and Restated Fidelity Bond Allocation Agreement dated as of November 10, 2006 among Artisan Funds and the Artisan Entities (the “Agreement”), including the number of other insureds, the nature of the business activities of the other insureds, the amount of the Bond, the amount of the premium for the Bond, the proposed allocation of the premium, and the extent to which the share of the premium allocated to Artisan Funds is less than the premium Artisan Funds would be required to pay to carry a single-insured bond in the same amount;

RESOLVED, that the allocations of the premium for and proceeds of recovery under the Bond in the Agreement as presented to this meeting are equitable to Artisan Funds; and

RESOLVED FURTHER, that the fidelity bond allocation agreement in the form presented to this meeting is adopted and approved.

THIRD AMENDED AND RESTATED

FIDELITY BOND ALLOCATION AGREEMENT

This Agreement, dated as of November 10, 2006, is by and among Artisan Funds, Inc. (“Artisan Funds”), Artisan Partners Limited Partnership, investment adviser to Artisan Funds (the “Adviser”), Artisan Distributors LLC, distributor of the shares of Artisan Funds (the “Distributor”), Artisan Special Equity Fund LP and Artisan Special Equity GP LLC, each a “Party” and together, the “Parties”. The Adviser, the Distributor, Artisan Special Equity Fund LP and Artisan Special Equity GP LLC are collectively referred to in this Agreement as the “Artisan Entities.”

The purpose of this agreement is to provide a manner of allocating the premiums, and any proceeds received, on a joint fidelity bond under which the Parties are or hereafter may be insured (the “Bond”).

The Parties therefore agree that:

1.        Minimum Assured Coverage. Each Party shall have minimum assured coverage under the Bond in the amounts shown on Schedule A. The Artisan Entities may, from time to time, have a single allocation of primary coverage. During any period when the Artisan Entities have a single allocation of primary coverage, this agreement shall govern the allocation of coverage and premiums between (i) Artisan Funds and (ii) the Artisan Entities, jointly, but shall have no effect on the allocation of coverage or premiums among the Artisan Entities.

2.        Losses and Allocation of Proceeds.

(a)       The Bond applies only to losses first discovered by any partner, director, officer or supervisory employee of the Parties during the Bond Period (as hereinafter defined),

regardless of when the act or acts causing or contributing to such loss occurred. The “Bond Period” is the period from the effective date of the Bond through the next succeeding annual anniversary date (or any modification of such period as may be agreed to by the Parties and the insurer). An “Insured Loss” is a loss insured under the Bond and discovered by a Party during the Bond Period.

(b)        If only one Party incurs a loss resulting from a particular Insured Loss, the amount of that Insured Loss, up to the aggregate coverage per loss under the Bond, shall be allocated to that Party.

(c)        If a loss resulting from the same Insured Loss is incurred by both Artisan Funds and one or more of the Artisan Entities, the proceeds of the Bond for that Bond Period shall first be allocated among the Parties suffering losses (i) in proportion to their primary coverage as shown in Schedule A to this agreement, and (ii) if, for that Bond Period, there are remaining proceeds of the Bond after the initial allocation and there are then Parties whose Insured Losses have not been paid in full, then to Parties having excess losses in proportion to their primary coverage, with such allocation repeated until all such Insured Losses have been paid or coverage of the Bond has been exhausted.

(d)        If all Insured Losses relating to a particular Bond Period are not paid at the same time, the Parties who claim Insured Losses for that policy year shall make such provisions as they deem suitable to the particular circumstances (taking into account the size of any payment received, the size, nature and expected result of any remaining claims, and all other relevant factors) to permit a later reallocation of amounts first paid.

3.        Allocation of Premiums. The bond premium shall be divided among the Parties in the proportions shown on Schedule A.

4.        Notices. Each Party agrees to give to the insurer at the earliest practicable moment all notices required under the Bond, and to send a copy of each such notice to the other Party.

5.        Agent. The Adviser is hereby appointed as the agent for the Parties for the purpose of making, adjusting, receiving, and enforcing payment for all Insured Losses under the Bond and otherwise dealing with the insurer concerning the Bond. Any expenses incurred by the Adviser in its capacity as agent with respect to an Insured Loss shall be shared equally by each Party who has incurred a loss resulting from such Insured Loss, regardless of the amount of coverage allocated to each Party with respect to that Insured Loss.

6.        Modification and Termination. This agreement may be modified or amended from time to time, or terminated, by mutual written agreement between the Parties. It may be terminated by any Party upon not less than 60 days’ written notice to each other Party. It shall terminate as to any Party as of the date on which that Party ceases to be an insured under the Bond, provided that such termination shall not affect that Party’s rights and obligations hereunder with respect to any claims on behalf of that Party which are paid under the Bond by the insurer after the date the Party ceases to be an insured under the Bond.

7.        Further Assurances. Each Party agrees to perform such further acts and to execute such further documents as are necessary to effectuate the purposes of this agreement.

(the next page is the signature page)

IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Fidelity Bond Allocation Agreement as of the date first set forth above.

ARTISAN FUNDS, INC.		ARTISAN PARTNERS LIMITED
PARTNERSHIP
By Artisan Investment Corporation,
its General Partner

By	/s/ Janet D. Olsen	By	/s/ Janet D. Olsen
	Janet D. Olsen		Janet D. Olsen
	General Counsel and Secretary		Vice President

ARTISAN DISTRIBUTORS LLC		ARTISAN SPECIAL EQUITY FUND LP By: Artisan Special Equity GP LLC, its general partner

By	/s/ Janet D. Olsen	By	/s/ Janet D. Olsen
	Janet D. Olsen		Janet D. Olsen
	Vice President		Vice President

ARTISAN SPECIAL EQUITY GP LLC

By	/s/ Janet D. Olsen
Janet D. Olsen
Vice President

Schedule A

Bond:                Bond no. FS 263-84-52 issued by Great American Insurance Company

Limit of liability: $ 7,500,000

Primary coverage allocable to each insured:	Artisan Funds	$2,500,000

	Artisan Entities	5,000,000

Premium allocable to each insured:	Artisan Funds	33.33%

	Artisan Entities	67.67%